Exhibit 99.1
Biomoda Raises Funds Through Private Placement

Albuquerque, NM (Sept. 21, 2010) – Cancer diagnostics company Biomoda, Inc. (OTC BB: BMOD) (www.biomoda.com) today announced that it has closed a private placement of $560,000 in principal amount of convertible debentures with two institutional investors.  Under the terms of the private placement, Biomoda also issued to the investors warrants to purchase 2,000,000 shares of common stock.

The convertible debentures will mature on August 31, 2011 and bear interest at an annual rate of ten percent payable in cash on the earlier of the conversion of the debenture or the maturity date.

“Continued support from the life-sciences investment community will help us bring our diagnostic for early-stage lung cancer to the marketplace,” said Biomoda President John Cousins.  “Proceeds from this financing will be used to fund operations as we finalize the analysis of data from our pilot clinical study and prepare to launch the pivotal study, the final step before FDA approval.”

 Biomoda’s CyPath® diagnostic assay binds to cancer cells and causes them to fluoresce under specific frequencies of light.  Pending FDA approval as a Class III medical device, CyPath® is for investigational use only.

The securities described above were sold by Biomoda to non-affiliates in a private placement transaction.  This press release does not constitute an offer to sell any securities or a solicitation of an offer to purchase any securities.

About Biomoda
Biomoda (www.biomoda.com) is a cancer diagnostics company focused on the development of accurate, inexpensive and noninvasive tests for the early detection of cancer. In addition to its first product for lung cancer, diagnostic assays for cervical, breast, colorectal, bladder, and oral cancers are targeted for development. Current research and development operations, laboratory functions and administrative offices are located in Albuquerque, NM.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on estimates, projections, beliefs and assumptions of Biomoda management at the time of such statements and are not guarantees of future performance.  Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, the acceptance by customers of our products, our ability to develop new products cost-effectively, our ability to raise capital in the future, the development by competitors of products using improved or alternative technology, the retention of key employees and general economic conditions.  The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including those under the heading "Risk Factors" in the Company's Annual Report on Form 10-K filed with the SEC on March 30, 2010.  Forward-looking statements are made as of the date of this press release and are subject to change without notice.